                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  AMBI INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                   AMBI INC.

                  NOTICE OF AN ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of AMBI Inc. (the "Company") will be held at The Landmark at Eastview, 771 Old Saw Mill River Road, Tarrytown, New York on March 31, 1998 at 10 A.M. for the following purposes as set forth in the accompanying Proxy Statement:


         1.       To elect six directors to serve for a term of one year;

         2. To ratify the selection and appointment by the Company's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the fiscal year ending June 30, 1998; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Holders of record of the Company's Common Stock at the close of business on February 25, 1998 will be entitled to vote at the meeting.


                                          By Order of the Board of Directors


                                          BENJAMIN T. SPORN,
                                          Secretary


Dated:  March 2, 1998


         Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and if present at the meeting may withdraw it and vote in person. Attendance at the meeting is limited to shareholders, their proxies and invited guests of the Company.

                                   AMBI INC.
                          771 Old Saw Mill River Road
                           Tarrytown, New York 10591
                             --------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH 31, 1998

                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at The Landmark at Eastview, 771 Old Saw Mill River Road, Tarrytown, New York at 10 A.M. on March 31, 1998, and at any adjournments thereof. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. Proxies may be revoked by shareholders by written notice received by the Secretary of the Company at the address set forth above, at any time prior to the exercise thereof. Shareholders of record at the close of business on February 25, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of February 25, 1998 the Company's voting securities outstanding totaled 20,903,905 shares of Common Stock.

ELECTION OF DIRECTORS

         It is the intention of the persons named in the enclosed form of proxy, unless such proxy specifies otherwise, to nominate and to vote the shares represented by such proxy for the election of the nominees listed below to hold office until the next Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting. Certain information regarding each nominee is set forth in the table and text below. The number of shares, if any, beneficially owned by each nominee is listed below under "Principal Shareholders and Share Ownership of Directors and Officers."

         The directors serve for a term of one year and until their successors are duly elected and qualified. The Board of Directors held seven meetings in the fiscal year ended June 30, 1997. All directors attended all meetings of the Board during the fiscal year, except for Audrey Cross, PhD, who attended five meetings. Douglas Cotter, PhD resigned from the Board on July 31, 1996 and Robert E. Flynn was elected to the Board on October 15, 1996. John Friend, PhD, resigned from the Board on December 18, 1997. Sheldon G. Gilgore, MD resigned from the office of Chairman of the Board on October 9, 1997, and Robert E. Flynn was elected Chairman of the Board on October 9, 1997. Marvin Moser, MD was elected to the Board effective October 13, 1997. Colin Kop resigned from the Board on December 10, 1997. The vacancy created by Mr. Kop's resignation has not been filled to date. The Board can elect a new director to fill this vacancy at any time. See Certain Relationships and Related Transactions. Dr. Cross, Mr. Flynn, and Dr. Pollack each received a quarterly director's fee of $1,800 and Dr. Gilgore received a quarterly director's fee of $3,600, and $500 for each meeting of the Board attended in person, $250 for each meeting of the Board attended telephonically, and each received options to acquire 10,000 shares of Common Stock. The Company has an Audit Committee of the Board which consists of Mr. Flynn and a replacement for Mr. Kop to be appointed. There are no arrangements as to compensation of members of this committee in such capacity. The Audit Committee held one meeting during the fiscal year ended June 30, 1997. The Company has a Compensation Committee of the Board which was established in March 1995 and currently consists of Dr. Cross, Mr. Flynn and Dr. Pollack. There are no arrangements as to compensation of members of this committee in such capacity. The Compensation Committee held one meeting during the fiscal year ended June 30, 1997. Officers serve at the pleasure of the Board of Directors. There are no family relationships among directors, nominees or executive officers, nor are there any arrangements or understandings between any such director or nominee and any other person pursuant to which any director or nominee was selected as such other than as described below.

         Under a Purchase Agreement dated June 30, 1992, the Company and Burns Philp & Company Limited (BP) entered into certain arrangements and understandings which were effective until September 1, 1996 with respect to election of directors, the Chief Executive Officer, issuances of securities, borrowings, and other corporate matters.

         On December 12, 1996, the Company completed the sale of its UK-based subsidiary, A&B to BP in accordance with the terms of a Share Purchase Agreement for $13.5 million in cash and the payment to the Company of 2.42 million shares of the Company's Common Stock held by BP. In connection with the transaction, the Company and BP entered into an Investors' Rights Agreement pursuant to which BP agreed until December 11, 1998, not to acquire, directly or indirectly, the Company's securities, and to refrain from selling the Company's Common Stock, except under certain circumstances through underwritten public offerings and private placement transactions. Until December 11, 1998 and so long as BP owns at least 10% of the Company's outstanding common stock, BP will vote its shares in favor of Fredric D. Price and one nominee of Fredric D. Price for election to the Company's Board. So long as BP owns at least 20% of the Company's outstanding common stock, BP is entitled to nominate one member for election to the Company's Board.

         As of the date of sale, two of the Company's Board members were representatives of BP. BP's Board representatives did not participate in the vote of the Company's Board which approved the sale of A&B to BP. As a result of the sale, BP's representation on Registrant's Board of Directors was reduced from two members to one member. Colin Kop was serving as the Director designated by BP. Mr. Kop resigned from the Board on December 10, 1997, and BP has not designated a replacement. See also Certain Relationships and Related Transactions.

         All of the nominees are currently serving as directors. The following table sets forth the name, age and term of office as director of each nominee for election as director and his or her present position(s) with the Company and other principal affiliations:

Nominee for Election         Director Since              Position(s)
--------------------         --------------              -----------

Fredric D. Price (52)             1994       President and Chief Executive
                                             Officer

Robert E. Flynn (64)              1996       Chairman of the Board

Sheldon G. Gilgore, MD (66)       1995       Former Chairman of the Board

Audrey T. Cross, PhD (52)         1995       Associate Clinical Professor,
                                             School of Public Health, Columbia
                                             University

Marvin Moser, MD (74)             1997       Clinical Professor  of Medicine
                                             Yale University School of Medicine

Robert E. Pollack, PhD (57)       1995       Professor of Biological Science,
                                             Columbia University

         Fredric Price has been President, Chief Executive Officer and a Director of the Company since September 1994. From July 1991 to September 1994, he was Vice President, Finance and Administration and Chief Financial Officer of Regeneron Pharmaceuticals, Inc. For more than five years prior to joining Regeneron, he was head of RxFDP, a consulting firm which provided strategic planning, market development, and new product introduction services to pharmaceutical and other health care businesses. From 1973 to 1986 he was at Pfizer Pharmaceuticals, where he was a Vice President with both line and staff responsibilities. Mr. Price is on the Executive Committee of the Board of Directors of the New York Biotechnology Association. Mr. Price is also a director of Pharmos Corporation, a biotechnology company engaged primarily in the development of pharmaceuticals for ophthalmic and neurologic indications. He has a BA from Dartmouth College and an MBA from the Wharton School of the University of Pennsylvania.

         Robert E. Flynn was elected a Director of the Company in October 1996 and Chairman of the Board in October 1997. Mr. Flynn served as Chairman of the NutraSweet Company from June 1990 until he retired in December 1995. Mr. Flynn also served as Chief Executive Officer of the NutraSweet Company from June 1990 until March 1995. From 1981 to 1990, he served in various executive capacities with Fisher Controls International Inc., including Chairman and Chief Executive Officer. Prior thereto from 1957 to 1981, Mr. Flynn held positions of increasing importance with The Carborundum Co. Mr. Flynn is also a member of the Board of Stanley Technology Group. He received a BSc from Loyola College, a BEE from McGill University and an MBA from Rutgers University.

         Sheldon G. Gilgore, MD was elected a Director of the Company in October 1995, and served as Chairman of the Board of Directors of the Company from October 1995 to October 1997. Dr. Gilgore served as Chairman of the Board, Chief Executive Officer, and President of G. D. Searle & Co. from 1986 to April 1995 when he retired. From 1971 to 1986, he was President of Pfizer Pharmaceuticals and was a member of the Board of Directors of Pfizer, Inc. In addition, he served as Chairman of the Pharmaceutical Research Manufacturers of America (PhRMA). Dr. Gilgore received a BS in biology from Villanova University and an MD from Jefferson Medical College.

         Audrey T. Cross, PhD was elected a Director of the Company in January 1995. Dr. Cross has been Associate Clinical Professor at the Institute of Human Nutrition in the School of Public Health of Columbia University since 1988. She also works as a consultant in the areas of nutrition and health policy. She has served as a special assistant to the United States Secretary of Agriculture as Coordinator for Human Nutrition Policy and has worked with both the United States Senate and the California State Senate on nutrition policy matters. Dr. Cross received a BS in dietetics, a Master of Public Health in nutrition and a PhD from the University of California at Berkeley and a JD from the Hastings College of Law at the University of California at San Francisco.

         Marvin Moser, MD was elected a Director of the Company in October 1997. Dr. Moser is Clinical Professor of Medicine at Yale University School of Medicine and senior medical consultant at the National High Blood Pressure Education Program of the National Heart, Lung and Blood Institute. Dr. Moser's work has focused on non-pharmacological approaches to the prevention and control of hypertension and he has published extensively on this subject with over 300 publications. He has contributed to over 30 books and numerous physician and patient education programs. Dr. Moser holds a BA from Cornell University and an MD from Downstate University College of Medicine.

         Robert E. Pollack, PhD was elected a Director of the Company in January 1995. Dr.

Pollack has been a Professor of Biological Sciences at Columbia University since 1978 and from 1982-1989 he was, in addition, Dean of Columbia College. Previously, he was Professor of Microbiology at the State University of New York School of Medicine at Stony Brook, New York, Senior Scientist at Cold Spring Harbor Laboratory, Special NIH fellow at the Weizmann Institute in Israel, and NIH Fellow in the Department of Pathology at NYU School of Medicine in New York. He is the author of more than a hundred research papers on the molecular biology of viral oncogenesis, a dozen articles in the popular press, and three books. He received a BA in physics from Columbia University and a PhD in biology from Brandeis University.

Executive Officers

The following table sets forth the name, age and position of each executive officer of the Company:

         Name                                        Position(s)
         ----                                        -----------

Fredric D. Price (52)                  President, Chief Executive Officer and
                                       Director

Benjamin T. Sporn (59)                 Senior Vice President, General Counsel
                                       and Secretary

Gerald A. Shapiro (51)                 Vice President, Finance and
                                       Administration, and Chief Financial
                                       Officer

Jonathan de la Harpe, PhD (52)         Vice President, Technical Operations

Victor Moreno, PhD (60)                Vice President, and President of
                                       Nutrition 21

Solomon L. Mowshowitz, PhD (55)        Vice President, Research and Development

                         ----------------------------

         Officers of the Company serve at the pleasure of the Board of Directors subject to any contracts of employment. See the biographical descriptions under nominees for election as directors for additional information on Mr. Price.

         Benjamin T. Sporn was appointed Senior Vice President, General Counsel and Secretary of the Company in February 1998. Mr. Sporn has served as Vice President ,Legal of the Company since 1990 and has served as Secretary of the Company since 1986. He was an attorney with AT&T from 1964 until December 1989 when he retired from AT&T as a General Attorney for Intellectual Property Matters. Mr. Sporn is also Chairman of the Board of Directors of Creative Technologies Corp. and Micel Corp., publicly traded corporations. Mr. Sporn was a director of the Company from 1986 until 1994. He received a BSE degree from Rensselaer Polytechnic Institute and a JD degree from American University.

         Gerald A. Shapiro was appointed Vice President, Finance and Administration & Chief Financial Officer of the Company in March 1998. From 1996 to 1998, Mr. Shapiro was Managing Director in the Corporate Finance practice at KPMG Peat Marwick, LLP, specializing in mergers and acquisition activities . From 1995 to 1996, he was a Vice President in the Equity Capital Group of GE Capital Services and also served as Chief Operating Officer and Director of Shoe-Town, Inc., a GE Capital unit. From 1991 to 1995, Mr. Shapiro was a Managing Director in the healthcare investment banking group at Furman Selz LLC, concentrating on pharmaceutical and medical devices. Prior to that, he held senior executive positions at Equitable Capital Management Corporation and ITT Corporation with primary focus on mergers and acquisitions. Mr. Shapiro received a BSEE from City College of New York and an MBA from the Columbia University Graduate School of Business.

         Jonathan de la Harpe, PhD, was appointed Vice President, Technical Operations, of the Company in February 1998. Dr. de la Harpe has been on the staff at AMBI since 1989, holding positions as Group Leader, Analytical and Biochemistry; Program Manager; Senior Manager, Product Development; and Director of Technical Operations, Pharmaceutical Products. In the years 1981 to 1988, Dr. de la Harpe held positions as Post-doctoral Fellow and later Research Associate at The Rockefeller University, and as Assistant Professor at Cornell University Medical College. During this period, Dr. de la Harpe also held positions as a Visiting Scientist at Genentech Inc., and Scientist at the Friedrich Miescher Institute in Basel, Switzerland. Dr. de la Harpe holds a BSc (Hons) and PhD from the University of Cape Town, South Africa.

         Victor Moreno, PhD, was appointed Vice President of the Company in February 1998. Dr. Moreno is currently and has been for the four years prior, President of Nutrition 21. From 1991 to 1993, he was Vice President responsible for worldwide research and development for Mead Johnson Nutritional Group, a division of Bristol Myers Squibb. From 1969 to 1991, He held senior management positions with Proctor & Gamble, Richardson Vicks, Nestle and General Foods. Dr. Moreno received a BS and a PhD in Food Science and Biochemistry from Cornell University.

         Solomon L. Mowshowitz, PhD, was appointed Vice President-Research and Development of the Company in January 1996. For the five prior years, Dr. Mowshowitz was President of Diligen, a company that provides scientific and commercial consulting services to biotechnology companies as well as to the venture capital community. From 1983 to 1990, Dr. Mowshowitz held senior research management positions at three biotechnology companies. From 1970 to 1983, he was Assistant Professor in the Department of Microbiology at the Mt. Sinai School of Medicine in New York. Dr. Mowshowitz holds a BA from the University of Pennsylvania and a PhD in biochemistry from the Albert Einstein College of Medicine in New York.

Executive Compensation

The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1997 (i) to its Chief Executive Officer and (ii) to the four highest paid employees of the Company whose cash compensation exceeded $100,000 per year in any such year (other than the individuals listed in the table, no employee of the Company or of its former A&B subsidiary received compensation in excess of $100,000):

                       SUMMARY COMPENSATION TABLE(1)(2)

                              Annual Compensation

-----------------------------------------------------------------------------------------------------------------------
| Name and Principal Position    |                    Annual Compensation                    | Long-Term Compensation |
|          (a)                   |         (b)                (c)                 (d)        |            (e)         |
|                                |-----------------------------------------------------------|------------------------|
|                                |       Period      |     Salary ($)    |     Bonus ($)     |  Securities Underlying |
|                                |                   |                   |                   |    Options/SARs (#)    |
|---------------------------------------------------------------------------------------------------------------------|
| Fredric Price, President,      | 9/12/94 -6/30/95  |          210,000  |           15,000  |               500,000  |
| Chief Executive Officer and    |                   |                   |                   |                        |
| Director (3)                   |                   |                   |                   |                        |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/95 - 6/30/96  |          260,000  |           21,121  |                        |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/96 - 6/30/97  |          275,000  |           90,000  |                35,000  |
|---------------------------------------------------------------------------------------------------------------------|
| Peter Herring, Controller (4)  | 1/2/96 - 6/30/96  |           64,500  |                   |                40,000  |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/96 - 6/30/97  |          135,500  |                   |                15,000  |
|---------------------------------------------------------------------------------------------------------------------|
| Solomon Mowshowitz, Vice       | 1/15/96 - 6/30/96 |           62,308  |                   |                46,000  |
| President, Research &          |                   |                   |                   |                        |
| Development                    |                   |                   |                   |                        |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/96 - 6/30/97  |          140,000  |                   |                15,000  |
|---------------------------------------------------------------------------------------------------------------------|
| Benjamin T. Sporn, Vice        | 7/1/94 - 6/30/95  |          129,000  |                   |                        |
| President, Legal               |                   |                   |                   |                        |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/95 - 6/30/96  |          120,000  |                   |                        |
|                                |-------------------|-------------------|-------------------|------------------------|
|                                | 7/1/96 - 6/30/97  |          127,500  |            5,000  |                42,500  |
-----------------------------------------------------------------------------------------------------------------------

(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director or group of executive officers, the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), the table omits a number of columns reserved for types of compensation not applicable to the Company.

(3)   Mr. Price became the Company's Chief Executive Officer on September 12,
      1994.

(4)   Mr. Herring's employment with the Company terminated in February 1998.

None of the individuals listed above received any long-term incentive plan awards during the fiscal year.

Employment Agreements

        Effective September 1994 the Company entered into an employment agreement with Fredric Price. The agreement provides for an annual salary of $260,000 plus a performance related bonus. He was also granted options to purchase up to a total of 500,000 shares of Common Stock, vesting in equal installments over a five year period commencing at the conclusion of his first year of employment. In addition, he was granted 15,325 shares of Common Stock on the first anniversary of the agreement. A further 15,326 shares of Common Stock were granted on the second anniversary of the agreement. Although employment is at will, salary and certain benefits continue for twelve months after notice of termination.

Stock Option Plans

        The Board of Directors has adopted and the shareholders have approved four Stock Option Plans (the "Plan(s)"):

        1. The Incentive Stock Option Plan provides for the grant of qualified incentive stock options to officers and key employees.

        2. The Non-qualified Stock Option Plan provides for the grant of options to various persons who render certain services to the Company.

        3. The 1989 Stock Option Plan provides for the grant of options to either group which, in the case of employees, may be incentive stock options.

        4. The 1991 Stock Option Plan provides for the grant of options to either group which, in the case of employees, may be incentive stock options.

        Each of the Incentive and Non-qualified Stock Option Plans permits the purchase of an aggregate of up to 250,000 shares of Common Stock. The 1989 Stock Option Plan permits the purchase of an aggregate of up to 500,000 shares of Common Stock. The 1991 Stock Option Plan permits the purchase of an aggregate of up to 3,000,000 shares of Common Stock. The purpose of the Plans is to attract and retain competent executive personnel and other key employees and consultants and to provide incentives to all such persons to use their effort and skill for the advancement and betterment of the Company by permitting them to participate in the ownership of the Company.

        Options granted as qualified incentive stock options are intended to qualify as Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The exercise price of Incentive Stock Options granted under the Plans shall not be less than the fair market value (110% of the fair market value for 10% or greater shareholders) of the Common Stock on the date of grant. Incentive Stock Options may not be exercised later than ten years from the date of grant (five years for 10% or greater shareholders). Determinations as to recipients of stock options under the Plans and other terms of such grants are made by the Company's Board of Directors.

         The following tables set forth information as of June 30, 1997 with regard to options granted (i) to the Company's Chief Executive Officer, and
(ii) to other officers of the Company named in the Summary Compensation Table.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------------
|                                                                                         | Potential Realizable Value    |
|                                Individual Grants                                        | At Assumed Annual Rates Of    |
|                                                                                         | Stock Price Appreciation For  |
|                                                                                         | Option Term                   |
|-----------------------------------------------------------------------------------------|-------------------------------|
|                  | Number Of      | Percent of        |                |                |               |               |
|                  | Securities     | Total             | Exercise       |                |               |               |
|                  | Underlying     | Options           | Of Base        |                |               |               |
|       Name       | Options        | Granted To        | Price          |   Expiration   | 5% (S)        | 10% (S)       |
|                  | Granted (#)    | Employees In      | ($/Sh)         |      Date      |               |               |
|                  |                | Fiscal Year       |                |                |               |               |
|        (a)       |      (b)       |        (c)        |      (d)       |       (e)      |      (f)      |      (g)      |
|-------------------------------------------------------------------------------------------------------------------------|
|                  |                |                   |                |                |               |               |
| A. Peter         |  5,000         |                   | $5.625         |                |               |               |
|    Herring       | 10,000         |        6.34       | $2.50          |       (1)      | $25,551.79    | $61,790.30    |
|                  |                |                   |                |                |               |               |
|-------------------------------------------------------------------------------------------------------------------------|
|                  |                |                   |                |                |               |               |
| B. Solomon       |  5,000         |                   | $5.625         |                |               |               |
|    Mowshowitz    | 10,000         |        6.34       | $2.50          |       (1)      | $25,551.79    | $61,790.30    |
|                  |                |                   |                |                |               |               |
|-------------------------------------------------------------------------------------------------------------------------|
|                  |                |                   |                |                |               |               |
| C. Fredric       |                |                   |                |                |               |               |
|    Price         | 35,000         |       14.83       | $5.1875        |       (1)      | $87,327.00    | $211,177.42   |
|                  |                |                   |                |                |               |               |
|-------------------------------------------------------------------------------------------------------------------------|
|                  |                |                   |                |                |               |               |
| D. Benjamin      |  7,500         |                   | $5.625         |                |               |               |
|    Sporn         | 35,000         |       18.01       | $2.50          |       (1)      | $62,376.43    | $150,841.01   |
---------------------------------------------------------------------------------------------------------------------------


(1) Vesting 20% per year; expiration the earlier of 5 years from vesting or 89 days after termination of employment.

        The following table sets forth information with regard to aggregated option values at June 30, 1997 of options granted (i) to the Company's Chief Executive Officer, and (ii) to the highest paid employees of the Company whose cash compensation exceeded $100,000 per year in such year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                               Individual Grants

----------------------------------------------------------------------------------------------------------------------
|                  |                 |               |                               |                               |
| (a)              | (b)             | (c)           | (d)                           | (e)                           |
|                  |                 |               |                               |                               |
| Name             | Shares          | Value         | Number of Unexercised         | Value of Unexercised In-the   |
|                  | Acquired on     | realized ($)  | Options at FY-End (#)         | Money Options at FY-End       |
|                  | Exercise (#)    |               |                               |                               |
|                  |                 |               | Exercisable     Unexercisable | Exercisable     Unexercisable |
|                  |                 |               |                               |                               |
|--------------------------------------------------------------------------------------------------------------------|
|                  |                 |               |               |               |               |               |
| Peter            |                 |               |               |               |               |               |
| Herring          |        0        |       0       |     8,000     |     47,000    |       0       |       0       |
|--------------------------------------------------------------------------------------------------------------------|
|                  |                 |               |               |               |               |               |
| Solomon          |                 |               |               |               |               |               |
| Mowshowitz       |        0        |       0       |     9,200     |     51,800    |       0       |       0       |
|--------------------------------------------------------------------------------------------------------------------|
|                  |                 |               |               |               |               |               |
| Fredric          |                 |               |               |               |               |               |
| Price            |        0        |       0       |   200,000     |    335,000    |       0       |       0       |
|--------------------------------------------------------------------------------------------------------------------|
|                  |                 |               |               |               |               |               |
| Benjamin         |                 |               |               |               |               |               |
| T. Sporn         |        0        |       0       |    75,000     |     42,500    |       0       |       0       |
----------------------------------------------------------------------------------------------------------------------

Pension Plans

AMBI Inc.

         Eligible employees of the Company are entitled to participate in the Burns Philp Inc. Retirement Plan for Non-Bargaining Unit Employees, a non-contributory pension plan (the "Pension Plan") maintained by Burns Philp. Assuming retirement at age 65, the Pension Plan provides benefits equal to the greater of (a) 1.1% of the employee's final average earnings multiplied by the employee's final average earnings in excess of the average of the contribution and the benefit basis in effect under Section 230 of the Social Security Act for each year in the 35-year period ending with the year of Social Security retirement age, multiplied by the employee's years of credited service up to 35, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan or (b) $24 multiplied by the number of years of credited service up to 25 years plus $12 multiplied by the years of employment from 26-40 years, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan. The "final average earnings" are the average monthly earnings during the five highest-paid consecutive calendar years within the last ten calendar years of credited service with the Company. Earnings include the salary and bonus listed in the summary compensation table. Earnings which may be considered under the Pension Plan are limited to $160,000 per year subject to annual cost of living adjustments as determined by the IRS.

         The following table sets forth estimated annual benefits payable upon retirement, assuming retirement at age 65 in 1997 and a single life annuity benefit, according to years of credited service and final average earnings. The benefits listed are not subject to any deduction for Social Security or other offset amounts.

                           Years of Credited Service

final average

earnings       15            20            25            30            35

$ 25,000       $ 4,320       $ 5,760       $ 7,200       $ 8,250       $ 9,625

$ 50,000       $10,268       $13,691       $17,113       $20,536       $23,958

$ 75,000       $16,830       $22,440       $28,051       $33,661       $39,271

$100,000       $23,393       $31,190       $38,988       $46,786       $54,583

$150,000       $36,518       $48,690       $60,683       $73,036       $85,208

$160,000       $39,143       $52,190       $65,238       $78,286       $91,333
and up



         Peter Herring, Solomon Mowshowitz, Benjamin Sporn and Fredric Price each have 1.5, 1.5, 5.0 and 2.75 years, respectively, of credited service under the Pension Plan as of June 30, 1997, and, at age 65, would have approximately 21, 12, 10, and 17 years of credited service, respectively.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from July 1, 1996 through June 30, 1997 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on a hypothetical investment made on June 30, 1992 through June 30, 1997 (assuming reinvestment of dividends) in: (a) the Company's Common Stock; (b) all NASDAQ stocks and (c) all pharmaceutical companies listed on NASDAQ. Pharmaceutical companies represent the industry grouping for which information was readily available which is most comparable to the Company. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock and each of the indexes.


                                   [GRAPH]

Date           AMBI           NASDAQ         NASDAQ Pharmaceutical
----           ----           ------         ---------------------

6/30/92        100            100            100
6/30/93        100            126.181        86.929
6/30/94        73.239         126.814        72.715
6/30/95        33.803         168.165        96.519
6/28/96        118.31         214.603        142.128
6/30/97        53.521         260.838        144.601


Compensation Committee Interlocks and Insider Participation

         The Board of Directors determines executive compensation taking into consideration recommendations of the Compensation Committee. No member of the Company's Board of Directors is an executive officer of a company whose compensation committee or board of directors includes an executive officer of the Company.


Board of Directors Report on Executive Compensation

         The process of determining the compensation of the executive officers of the Company includes, among other things, evaluations of its executive officers performance against certain objective and subjective assessments and takes into consideration the performance of Company against planned objectives. No material salary increases nor stock options were approved for the fiscal year ended June 30, 1997.

Principal Shareholders and Share Ownership of Directors and Officers.

         The following table sets forth, as of March 2, 1998, information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors and (iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 771 Old Saw Mill River Road, Tarrytown, New York 10591.


         Shares Owned Beneficially and of Record (1)

Name and Address                           No. of Shares            % of Total
----------------                           -------------            ----------

Fredric D. Price (2)                          337,651                  1.59

Sheldon G. Gilgore (3)                        125,000                     *

Audrey T. Cross (4)                            34,000                     *
259 Sunset Avenue
Englewood, NJ 07631

Robert E. Flynn (5)                            72,000                     *

Jonathan de la Harpe, PhD (5)                  25,000                     *

Marvin Moser (5)                               35,000                     *

Victor Moreno, PhD                              6,000                     *

Solomon L. Mowshowitz                          71,000                     *

Robert E. Pollack (5)                          40,000                     *
813B Sherman Fairchild
Columbia University
New York, NY 10027

Gerald A. Shapiro                                   0                    --

Benjamin Sporn (6)                            112,625                     *

Burns Philp & Company                       7,763,837                 37.14
Limited(7)
7 Bridge Street
Sydney, NSW 2000
Australia

All Officers and Directors                    811,276                  3.80
as a Group (10 persons)
(2)(3)(4)(5) and(6)

-------------------------
       * Less than 1%

         (1) Includes shares issuable within 60 days upon the exercise of all options and warrants. Shares issuable under options or warrants are owned beneficially but not of record.

         (2) Includes 307,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (3) Includes 120,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (4) Includes 30,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (5) Includes 70,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (6) Includes 83,500 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (7)      Consists of shares owned by subsidiaries.


Certain Relationships and Related Transactions

         From 1989 through 1992, the Company issued an aggregate of 10,648,837 shares of Common Stock to BP in connection with various transactions. Pursuant to an Agreement for the Purchase and Sale of Stock dated as of June 30, 1992 (the "Purchase Agreement"), in July 1993 the Company issued an additional 935,000 shares of Common Stock to BP. During July 1996, BP sold 1,400,000 shares of Common Stock, and during December 1996 BP returned 2,420,000 shares of Common Stock to the Company in connection with the purchase of A&B. As a result of the July 1993 issuance, of prior acquisitions of shares of Common Stock, the July 1996 sale of Common Stock, and the December 1996 return of Common Stock, BP currently owns 7,763,837 shares of Common Stock.

         Under the Purchase Agreement, the Company and BP entered into certain arrangements and understandings which were effective until September 1, 1996 with respect to election of directors, the Chief Executive Officer, issuances of securities, borrowings, and other corporate matters.

         On December 12, 1996, the Company completed the sale of its UK-based subsidiary, A&B to BP in accordance with the terms of a Share Purchase Agreement for $13.5 million in cash and the return to the Company of 2.42 million shares of the Company's Common Stock held by BP. In addition, BP has provided the Company with a revolving line of credit of up to $2.5 million. Any borrowings under this line of credit can be forgiven under certain circumstances. As of the date hereof, no amount has been drawn under this line of credit. In accordance with the Share Purchase Agreement, the purchase price was paid in two installments: an initial payment of $8 million to the Company was made on December 11, 1996; and a final payment of $5.5 million was made to the Company on June 12, 1997.

         In connection with the transaction, the Company and A&B entered into two License Agreements. Pursuant to the first License Agreement, the Company is exclusively licensed by A&B for the use of nisin generally in pharmaceutical products and animal healthcare products. Pursuant to the second License Agreement, A&B is exclusively licensed by the Company generally for the use of nisin as a food preservative and for food preservation. In addition, the Company entered into a Supply Agreement with A&B pursuant to which A&B was required to sell nisin to the Company while the Company was establishing its own source of supply. The Company established its own source of supply for nisin, and sent notice of termination of the Supply Agreement effective September 26, 1997.

         In connection with the transaction, the Company and BP entered into an Investors' Rights Agreement pursuant to which BP agreed until December 11, 1998, not to acquire, directly or indirectly, the Company's securities, and to refrain from selling the Company's Common Stock, except under certain circumstances through underwritten public offerings and private placement transactions. Until December 11, 1998 and so long as BP owns at least 10% of the Company's outstanding common stock, BP will vote its shares in favor of Fredric D. Price and one nominee of Fredric D. Price for election to the Company's Board. So long as BP owns at least 20% of the Company's outstanding common stock, BP is entitled to nominate one member for election to the Company's Board.

         As of the date of sale, two of the Company's Board members were representatives of BP. BP's Board representatives did not participate in the vote of the Company's Board which approved the sale of A&B to BP. As a result of the sale, BP's representation on Registrant's Board of Directors is reduced from two members to one member. Colin Kop served as the Director designated by BP until his resignation on December 10, 1997. The vacancy created by Mr. Kop's resignation has not been filled to date. The Board can elect a new director to fill this vacancy at any time. The amount of consideration for the sale was arrived at through arms-length negotiation and a fairness opinion was obtained.

Ratification Of Appointment Of Independent Accountants

       Subject to the approval by the shareholders, the Board of Directors has appointed KPMG Peat Marwick as the Company's independent public accountants to audit its financial statements for the fiscal year ending June 30, 1998. KPMG Peat Marwick also audited the Company's financial statements since the fiscal years ended June 30, 1993. It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.


Vote Required

         Under New York law, the affirmative vote of a majority of the votes cast at the Annual Meeting is required ratify the appointment of the independent accountants. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect directors.

Expense Of Solicitation

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

Proposals Of Shareholders

         Shareholders of the Company who intend to present a proposal for action at the 1999 Annual Meeting of Shareholders of the Company, must notify the Company's management of such intention by notice received at the Company's principal executive offices not later than November 3,, 1998 for such proposal to be included in the Company's proxy statement and form of proxy relating to such Meeting.


Financial Statements

         The Company's Annual Report to Shareholders for the year ended June 30, 1997 and Form 10-Q for the quarter ended December 31, 1997 are being delivered with this Proxy Statement to the Company's shareholders.


Other Matters

         The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.


PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.



Dated:   Tarrytown, New York
         March 2, 1998


                                           By Order of the Board of Directors


                                           BENJAMIN T. SPORN,
                                           Secretary

                                   AMBI INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     March 31, 1998                10 a.m.

         The undersigned hereby appoints Fredric D. Price proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock of AMBI Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held March 31, 1998 or any adjournments thereof.

         1.       ELECTION OF DIRECTORS

                  FOR all the nominees listed below

                  (except as marked to the contrary below)    [  ]

                  WITHHOLD AUTHORITY

                  To vote for all nominees listed below       [  ]

         (INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, mark the box next to the nominee's name below.)

         Audrey T. Cross            [  ]

         Robert E. Flynn            [  ]

         Sheldon G. Gilgore         [  ]

         Marvin Moser               [  ]

         Fredric D. Price           [  ]

         Robert E. Pollack          [  ]

         The Board of Directors recommends a vote FOR the following:

         2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

                  FOR  [  ]         AGAINST  [  ]         ABSTAIN  [  ]

     In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

                 (Continued and to be signed on reverse side)

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT MS. CROSS AND MESSRS. FLYNN, GILGORE, MOSER, POLLACK AND PRICE AS DIRECTORS, AND TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR 1998.



Dated:
       ------------------------



                                        ---------------------------------------
                                                       Signature



                                        ---------------------------------------
                                              Signature if held jointly



                                        (Please sign exactly as ownership
                                        appears on this proxy. Where stock is
                                        held by joint tenants, both should
                                        sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such. If a corporation, please sign in
                                        full corporate name by President or
                                        other authorized officer. If a
                                        partnership, please sign in
                                        partnership name by authorized
                                        person.)



                          Please mark, date, sign and

                  return this Proxy in the enclosed envelope.

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                  Quarterly Report Under Section 13 or 15 (d)
                    of the Securities Exchange Act of 1934
                                     10-Q


For Quarter Ended:                                            December 31, 1997


Commission File Number 0-14983

                                   AMBI INC.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


New York                                                             11-2653613
-------------------------------------------------------------------------------
(State or other jurisdiction of            (IRS Employer Identification Number)
incorporation of organization)


771 Old Saw Mill River Road, Tarrytown, New York                          10591
-------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


                                (914) 347-5767
-------------------------------------------------------------------------------
(Registrant's telephone number, including area code)



-------------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                       YES   X                NO
                           -----                 -----

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


Common Stock, Par Value $.005          20,903,905 shares as of February 2, 1998
-----------------------------          ----------------------------------------

                            AMBI INC. & SUBSIDIARY

                                     INDEX



PART I       FINANCIAL INFORMATION                                       PAGE
------       ---------------------                                       ----

Item 1       Financial Statements


             Condensed Consolidated Balance
                      Sheets at December 31, 1997                           3
                      and June 30, 1997


             Condensed Consolidated Statements of
                      Operations for the three months and
                      six months ended December 31, 1997                    5
                      and December 31, 1996


             Condensed Consolidated Statement of
                      Changes in Stockholders' Equity                       6
                      for the six months ended
                      December 31, 1997


             Condensed Consolidated Statements of
                      Cash Flows for the six months
                      ended December 31, 1997 and                           7
                      December 31, 1996


             Notes to Condensed Consolidated
                      Financial Statements                                  8


Item 2       Management's Discussion and Analysis of
                      Financial Condition and Results of                   15
                      Operations


PART II      OTHER INFORMATION

Item 6       Exhibits and Reports on Form 8-K                              19

                            AMBI INC. & SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                           December 31        June 30
                                                              1997             1997
                                                           (Unaudited)        (Note)
                                                             $'000            $'000
                                                           ----------       ----------

ASSETS

Current assets:

Cash and cash equivalents                                         507            8,615
Trade accounts receivable less allowance for
  doubtful accounts of $267,000 at December 31, 1997
  and $104,000 at June 30, 1997                                 3,055              390
Inventories                                                     1,588              606
Prepayments and other current assets                              738              404
                                                           ----------       ----------

Total current assets                                            5,888           10,015

Property, plant and equipment at cost less
  accumulated depreciation of $513,000 at December
  31, 1997 and $382,000 at June 30, 1997                        1,024            1,082
Patent costs, licensed technology and other
  intangible assets at cost less accumulated
  amortization of $1,356,000 at December 31, 1997               9,422            1,584
  and $862,000 at June 30, 1997
Goodwill at cost less accumulated amortization of
  $43,000 at December 31, 1997 and $0 at June 30,
  1997                                                          2,108
Other assets                                                      295               73
                                                           ----------       ----------

TOTAL ASSETS                                                   18,737           12,754
                                                           ==========       ==========


Note: The Condensed Consolidated Balance Sheet as of June 30, 1997 has been derived from the audited consolidated financial statements at that date.


See notes to condensed consolidated financial statements

                            AMBI INC. & SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                                                                December 31           June 30
                                                                   1997                 1997
                                                                (Unaudited)            (Note)
                                                                   $'000               $'000
                                                                ------------        ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long term debt and lease obligation                 1,084                 156
Accounts payable                                                         734               1,283
Accrued expenses                                                       1,570               1,181
Preferred dividends payable                                              480                 340
Contingent payments payable - Nutrition 21 acquisition                   575
                                                                ------------        ------------

Total current liabilities                                              4,443               2,960

Long term debt and lease obligation, less current portion              3,949               2,184
Revolving line of credit facility                                      1,092
Accrued royalties                                                        301
                                                                ------------        ------------

TOTAL LIABILITIES                                                      9,785               5,144
                                                                ------------        ------------

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, authorized 5,000,000:
  Series C convertible preferred, 222 shares
  outstanding at December 31 and June 30 respectively
  (aggregate liquidation value Series C $2,610,355)                        *                   *
Series D convertible preferred, 45,000 shares issued and
  22,600 shares outstanding at December 31 and 45,000
  shares issued and outstanding at June 30
  (aggregate liquidation value Series D $2,348,047)                        *                   *
Common stock, $0.005 par value, authorized
  65,000,000 shares. Issued and outstanding 20,898,297
  at December 31 and 18,783,342 at June 30                               104                  94
Additional paid-in capital                                            54,055              51,416
Accumulated deficit                                                  (45,207)            (43,900)
                                                                ------------        ------------

TOTAL STOCKHOLDERS' EQUITY                                             8,952               7,610
                                                                ------------        ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            18,737              12,754
                                                                ============        ============


*Value less than $500

Note: The Condensed Consolidated Balance Sheet as of June 30, 1997 has been derived from the audited consolidated financial statements at that date.

See notes to condensed consolidated financial statements

                            AMBI INC. & SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           Three Months Ended            Six Months Ended
                                               December 31                 December 31
                                            1997          1996          1997          1996
                                           $'000         $'000         $'000         $'000
                                           -----         -----         -----         -----

Revenues                                   5,789         4,199         9,032         8,565

Cost of goods sold                          (695)       (1,164)       (1,350)       (3,653)
                                          ------        ------        ------        ------

GROSS PROFIT                               5,094         3,035         7,682         4,912

Marketing and sales expenses              (1,600)       (2,850)       (3,047)       (6,006)
Research and development expenses         (1,067)       (1,112)       (1,562)       (2,512)
General and administrative expenses       (1,316)       (1,552)       (2,559)       (3,001)
Depreciation and amortization               (485)         (241)         (625)         (483)
                                          ------        ------        ------        ------

OPERATING INCOME/(LOSS)                      626        (2,720)         (111)       (7,090)
Interest income                               15            42            59           109
Interest expense                            (161)          (50)         (185)          (87)
Gain on sale of Aplin & Barrett            9,683         9,683
                                          ------        ------        ------        ------

INCOME/(LOSS) BEFORE TAX EXPENSE             480         6,955          (237)        2,615
Income tax expense                           (50)          (96)          (57)         (141)
                                          ------        ------        ------        ------

NET INCOME/(LOSS)                            430         6,859          (294)        2,474
                                          ======        ======        ======        ======

EARNINGS/(LOSS) PER SHARE

-Basic                                    $ 0.00        $ 0.33        $(0.04)       $ 0.11
-Diluted                                  $ 0.00        $ 0.32        $(0.04)       $ 0.11


See notes to condensed consolidated financial statements

                            AMBI INC. & SUBSIDIARY

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                           Common      Additional   Accumulated
                                                            Stock        Paid In      Deficit
                                                                         Capital
                                                            $000          $000        $000
                                                           ------        ------      -------

Balance at June 30, 1997                                       94        51,416      (43,900)
Common stock issued in connection with the
  acquisition  of Nutrition 21                                  3         1,772
Conversion of preferred stock                                   7            71
Conversion discount on convertible preferred stock                          796         (796)
Preferred stock dividends                                                               (217)
Net loss for the period                                                                 (294)
                                                           ------        ------      -------

Balance at December 31, 1997                                  104        54,055      (45,207)
                                                           ======        ======      =======


See notes to condensed consolidated financial statements

                            AMBI INC. & SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                      Six Months Ended
                                                                                         December 31
                                                                                  1997                  1996
                                                                                 $'000                 $'000
                                                                                 -----                 -----

Cash flows from operating activities:
  Net (loss)/income                                                               (294)                2,474
Adjustments to reconcile net (loss)/income
  to net cash used in operating activities:
     Depreciation and amortization                                                 625                   483
     Gain on Sale of Aplin & Barrett                                                                  (9,683)
     Other non-cash items                                                                                 65
  Changes in assets and liabilities, net of effects
   from the acquisition of Nutrition 21 and the sale
   of Aplin & Barrett:
     (Increase) in trade accounts receivable                                       (58)                 (635)
     (Increase)/decrease in inventories                                           (526)                  275
     (Increase) in other current assets                                           (257)                 (209)
     (Decrease) in taxes payable                                                                        (254)
     (Decrease)/increase in accounts payable and accrued expenses                 (617)                1,147
     Increase in accrued royalties                                                 301
     Increase in other liabilities                                                                       189
                                                                               -------               -------
Net cash (used in) operating activities                                           (826)               (6,148)
                                                                               -------               -------

Cash flows from investing activities:
  Purchases of property, plant and equipment                                       (39)                 (754)
  Patent costs                                                                    (328)                 (121)
  Increase in other assets                                                        (201)
  Payment for Nutrition 21 and related acquisition costs                       (10,499)
  Proceeds from the sale of Aplin & Barrett                                                            8,000
                                                                               -------               -------
Net cash (used in)/provided by investing activities                            (11,067)                7,125
                                                                               -------               -------

Cash flows from financing activities:
  Term loan borrowings                                                           3,300
  Revolving line of credit borrowings                                            1,092
  Term loan repayments                                                            (500)
  Capital lease obligation repayments                                             (107)               (1,103)
  Capital lease proceeds                                                                                 328
  Proceeds from issuance of common stock                                                                 294
                                                                               -------               -------
Net cash provided by/(used in) financing activities                              3,785                  (481)
                                                                               -------               -------

Effect of exchange rate movement                                                                         (10)

Net (decrease)/ increase in cash and cash equivalents                           (8,108)                  486
Cash and cash equivalents at beginning of period                                 8,615                 8,431
                                                                               -------               -------
Cash and cash equivalents at end of period                                         507                 8,917
                                                                               =======               =======

Supplementary disclosure of cash flow information:
  Interest paid                                                                     83                    62
  Tax paid                                                                           7


On August 11, 1997 the Company acquired the net assets of Nutrition 21 in exchange for $10,000,000 in cash and 500,000 shares of the Company's common stock. In connection with the acquisition; liabilities were assumed as follows:

           Fair value of assets acquired                              $11,644
             Cash purchase price                                       10,000
             Stock issued                                               1,187
                                                                      -------
             Liabilities assumed                                         $457
                                                                      =======
                                      7

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


Note A            Basis of Presentation

                  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statement reporting and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998. For further information, refer to the consolidated financial statements and notes thereto, included in the Company's annual report on Form 10-K as amended for the year ended June 30, 1997.


Note B            Acquisition of Nutrition 21

                  On August 11, 1997, the Company acquired the entire beneficial interest in Nutrition 21 ("N21"), a limited partnership, by way of the acquisition of Selene Systems, Inc. ("Selene"), which was the general partner of N21, J. Bie Enterprises, Inc. ("J. Bie"), which was a limited partner of N21, and the limited partnership interests owned by all other limited partners of N21, pursuant to a Purchase Agreement. The Company retained the former chief executive officer of N21 as a consultant.

                  N21 is engaged in the business of developing, producing and marketing proprietary nutrition products and dietary supplements. N21 has its products manufactured and formulated to its specifications by contract manufacturers as bulk raw materials. N21 then sells the raw materials to customers who incorporate them into over nine hundred finished products such as vitamin/mineral formulas, dietary supplements, baked goods, beverages and other products. These products are sold by customers under a variety of brands throughout the world through natural/health food stores, supermarkets, drug stores and direct mail catalogs. Currently N21's primary product is chromium picolinate, which is marketed under the registered trademark "Chromax." N21 has an exclusive license from the United States Department of Agriculture ("USDA") for the duration of a patent which covers the composition of chromium picolinate and its uses. This patent expires on August 8, 2000. The USDA license grants N21 the exclusive right to manufacture, use, and sell chromium picolinate in the United States. N21 also owns U.S. Patents expiring in 2009, relating to chromium picolinate treatments for reducing hyperglycemia and stabilizing the level of serum glucose, for preventing undesirable high levels of blood serum lipids, and for increasing lean body mass and reducing body fat, and other patents relating to, among other things, magnesium taurate treatments of cardiac conditions.

                  The purchase price for the acquisition was $10,000,000 in cash plus 500,000 restricted shares of common stock of the Company. The Purchase Agreement also provides for annual contingent payments for each of the next four years of $2.5 million adjusted for the achievement of certain sales levels, and royalties of 2.5% to 5.0% on net sales of products recommended for certain patented uses. These contingent payments, which will be made to former partners of N21, will be recorded as an addition to the purchase price as the amounts are earned and amortized over the remaining life of the acquired assets. Based on sales through December 31, 1997

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


                  a contingent payment of $575,000 has been accrued. As of December 31, 1997 no royalty payments were due. The acquisition was accounted for under the purchase method. As such, as of December 31, 1997 the Company has recorded approximately $2,150,000 of goodwill and $7,963,000 of other intangible assets, consisting primarily of patents and trademarks, in connection with the acquisition. The Company is amortizing the goodwill over fifteen years and amortizing the other intangible assets over their useful economic lives, which range from three to fifteen years. During the six months ended December 31, 1997 the Company recorded approximately $422,000 in amortization expense related to the goodwill and other intangible assets described above.

                  Approximately $3,300,000 of the purchase price was provided as a term loan pursuant to a Revolving Credit and Term Loan Agreement ("Loan Agreement") with State Street Bank and Trust Company ("State Street"). The loans earned interest at the bank's prime rate plus one percent and were due February 1, 1998. However, on December 31, 1997 the Company refinanced its loans with State Street (See Note F). Approximately $6,700,000 of the purchase price was provided from internal working capital.

                  To replace a prior royalty agreement with certain individuals who assisted the prior owners of N21 in the development of chromium picolinate, the Company in November 1997 issued 200,000 shares of its common stock to these individuals, and agreed on August 8, 2000 to issue to these individuals a number of additional shares of common stock which then have a value equal to the amount (if any) by which the then value of the 200,000 shares of stock is less then 10% of chromium picolinate net sales (as defined) during the period from August 11, 1997 through August 8, 2000. The Company has capitalized the cost of the stock at its market value on the date of issuance and it is amortizing the cost of the stock over the term of the agreement. Based on sales of chromium picolinate from August 11, 1997 through December 31, 1997 and the Company's stock price at December 31, 1997, the Company has accrued $301,000 in royalties to the individuals described above.


Note C            Inventory

                  All inventory consists of finished goods at December 31 and June 30, respectively.


Note D            Earnings/(loss) per share

                  The Company has adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No.128, "Earnings Per Share." Accordingly, the earnings per share calculations for the prior periods have been restated to conform with the provisions of SFAS No. 128. This statement replaces the presentation of primary earnings per share and fully diluted earnings per share with basic and diluted earnings per share respectively.

                  Basic earnings/(loss) per share for the three and six months ended December 31, 1997 and 1996 are computed based on the weighted average number of shares outstanding for the respective periods as follows:

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


                                                                       3 months ended                      6 months ended
                                                                         December 31                         December 31
                                                                     1997          1996                  1997          1996
                                                                        No. of Shares                       No. of Shares
                                                                        -------------                       -------------

                  Weighted average shares                          19,820,502      20,243,174         19,464,121      20,387,206
                                                                  -----------     -----------        -----------     -----------

                                                                        $'000           $'000              $'000           $'000
                                                                  -----------     -----------        -----------     -----------
                  Net income/(loss)                                       430           6,859               (294)          2,474
                  Preferred stock dividend                               (103)           (100)              (217)           (194)
                  Conversion discount on convertible
                    preferred stock                                      (420)                              (796)
                                                                  -----------     -----------        -----------     -----------
                  Net income/(loss) attributable to
                    common stockholders                                   (93)          6,759             (1,307)          2,280
                                                                  ===========     ===========        ===========     ===========

                  Basic earnings/(loss) per share of
                    common stock                                        $0.00           $0.33             ($0.07)          $0.11

                  Diluted earnings per share for the three and six month periods ended December 31, 1997 do not reflect the incremental shares from the assumed conversion of stock options or warrants or the conversion of the preferred stock or convertible debt to common stock because the effect of such inclusion would be to reduce the loss per share.

                  Diluted earnings per share for the three and six month periods ended December 31, 1996 are computed based on the weighted average number of shares outstanding plus the shares that would be outstanding assuming the exercise of certain stock options and warrants and the conversion of preferred stock to common stock. The number of shares that would be issued from the exercise of stock options and warrants has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock. The computation of diluted earnings per share is as follows:

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


                                                                   3 months ended                   6 months ended
                                                                     December 31                      December 31
                                                                  1997          1996               1997          1996
                                                                     No. of Shares                    No. of Shares
                                                                     -------------                    -------------

                  Average shares outstanding                   19,820,502      20,243,174        19,464,121      20,387,206
                  Stock options and warrants                                      192,323                           448,302
                  Conversion of preferred stock                                 1,094,632                           896,381
                                                              -----------     -----------       -----------     -----------

                  Total average shares                         19,820,502      21,530,129        19,464,121      21,731,889
                                                              -----------     -----------       -----------     -----------

                                                                    $'000           $'000             $'000           $'000
                                                              -----------     -----------       -----------     -----------
                  Net income/(loss)                                   430           6,859              (294)          2,474
                  Preferred stock dividend                           (103)                             (217)
                  Conversion discount on convertible
                    preferred stock                                  (420)                             (796)
                                                              -----------     -----------       -----------     -----------
                  Net income/(loss) attributable to
                    common stockholders                               (93)          6,859            (1,307)          2,474

                  Diluted earnings/(loss) per share of
                    common stock                                    $0.00           $0.32            ($0.07)          $0.11

                  At December 31, 1997 the Company had 5,202,000 stock options and warrants outstanding to purchase common stock at exercise prices ranging from $1.25 to $7.69 , but were not included in the computation of diluted earnings per share because such inclusion would be antidilutive.

                  The Company has a $2 million note at an interest rate of 5%, payable to Nippon Shoji Kaisha (NSK) on March 18, 1999. The note provides that (1) if an Investigational New Drug application (IND) for the treatment of diseases of the colon is filed and accepted by the United States Food and Drug Administration (FDA) by March 18, 1998, the Company has the right to repay $1 million of the note with its common stock, and (2) if rat and dog toxicology programs related to treatment of nosocomial antibiotic resistant infections are completed by September 18, 1998, the Company has the right to repay $1 million of the note with its common stock. The common stock for repayment purposes is valued at the average closing price during the ten (10) consecutive trading days immediately prior to the Company notifying NSK of its election to repay with common stock. The Company has been advised that the FDA has accepted its IND for diseases of the colon. The Company as a result, intends to repay $1 million of the note with its common stock.

                  As more fully discussed in Note E the Company has convertible preferred stock outstanding that can be converted into common stock. At December 31, 1997, these amounts have not been included in the computation of diluted earnings per share because such inclusion would be antidilutive.

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


Note E            Convertible preferred stock

                  With respect to the Company's Series C Preferred Stock (the "C Preferred"), on December 5, 1997 the Company reduced the fixed conversion price to form $3.25 to $2.75. The maturity date for mandatory conversion was extended to October 13, 1999. The holders of the C Preferred agreed not to convert any of their remaining holdings for a period of six months ending on June 5, 1998.

                  With respect to the Company's Series D Preferred Stock (the "D Preferred"), on December 5, 1997 the holders of the D Preferred (the " D Investors") converted fifty percent of their holdings into common stock of the Company at a twenty-five percent discount. The Company reduced the fixed conversion price and the warrant exercise price from $2.50 to $2.25. The maturity date for mandatory conversion was extended to May 8, 2001. The D Investors agreed not to convert any of their remaining holdings for a period of six months ending on June 5, 1998. The twenty-five percent conversion discount described above has been recorded as additional preferred dividends and it had the effect of reducing net income available to common stockholders for the three and six months ended December 31, 1997 (See Note D). The Company expects to amortize an additional $730,000 in additional preferred dividends relating to the conversion discount on the series D preferred stock for the six months ended June 30, 1998.

                  The reduction in the fixed conversion price described above for the Series C and Series D Preferred Stock has not been recorded as additional preferred dividends for the six months ended December 31, 1997 because the Company's stock price is not high enough for the fixed conversion price to be beneficial to the Series C and Series D investors. As of December 31, 1997 the original discounts of fifteen and twenty-five percent granted to the Series C and Series D investors are more beneficial for conversion purposes. As such, these conversion discounts have been recorded as additional preferred dividends (See Note D). At such a time when the fixed conversion price becomes more beneficial to the Series C investors (when the Company's stock price exceeds $3.23) or the Series D Investors (when the Company's stock price exceeds $3.00) the Company will record additional preferred dividends based on the Company's stock price at that time.


Note F            Debt refinancing

                  On December 31, 1997 the Company entered into a new Revolving Credit and Term Loan Agreement with State Street to refinance its loans. The refinanced loans consist of a term loan of $2.8 million ("Term Loan") and a revolving credit line of up to $4.0 million ("Revolving Loan"), both bearing interest at the prime rate plus one percent and are due June 30, 2000. The Company is making monthly payments of principal and interest on the Term Loan. The Revolving Loan is an asset based loan, with any amounts borrowed due June 30, 2000.

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


Note G            Pro forma financial information

                  The following represents the pro forma consolidated results of operations as if the Company and Nutrition 21 had been combined for the entire six months ended December 31, 1997 and 1996 respectively. The pro forma results of operations reflect amounts adjusted to their accounting basis as if the acquisition had occurred at the beginning of the respective periods. The pro forma information is not necessarily indicative of the results of operations as they may be in the future or as they would have been had the acquisition been effected on the assumed dates.

                                                                    Six Months Ended
                                                                       December 31

                                                                  1997             1996
                                                                  $000             $000
                                                                  ----             ----

                  Revenues                                      10,355           16,649

                  Net income                                       209            4,614

                  Basic (loss)/earnings per share               ($0.04)           $0.22

                  Diluted (loss)/earnings per share             ($0.04)           $0.21

                  The results for the six months ended December 31, 1996, include a $9.7 million one time gain from the sale of Aplin & Barrett, a food preservative business (See Note H).


Note H            Sale of Aplin & Barrett

                  The Company completed the sale of its United Kingdom based food preservative business, Aplin & Barrett, Ltd., to Burns Philp & Company Ltd. on December 12, 1996. As a result, the operations of Aplin & Barrett are included in the financial statements through that date. Key terms of the transaction included the payment to the Company of $13.5 million in cash, ($8.0 million paid on December 12, 1996 and $5.5 million paid on June 12, 1997), and the payment of 2.42 million shares of the Company's common stock held by Burns Philp. In addition, Burns Philp has provided the Company with a revolving line of credit of up to $2.5 million that could be forgiven under certain circumstances related to the performance of the food preservative business through June 30, 1999. As of December 31, 1997 the Company has not borrowed any amounts under this revolving line of credit.


Note I            Recently issued accounting standards

                  In April 1997, the FASB issued SFAS number 130 "Reporting Comprehensive Income" and SFAS number 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 supersedes

                            AMBI INC. & SUBSIDIARY

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1997


                  SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. These statements are effective for financial statements for both interim and annual periods ending after December 31, 1997. It is not expected that the adoption of these statements will have a material impact on the Company's financial position or operating results.

Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations


The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto of the Company included elsewhere herein.

General

The Company's historical revenues have been primarily attributable to sales of its own products. The Company has acted in the past as selling agent for certain products of both affiliated as well as unaffiliated companies. Effective July 1, 1995, the Company assumed responsibility for selling products in the US on behalf of an affiliated company, Burns Philp & Company Ltd. ("Burns Philp"). This relationship was discontinued effective September 11, 1996. The Company also receives royalty income from users of its patented technology and milestone payments from research partners.

The Company completed the sale of its UK-based food preservative business, Aplin & Barrett Ltd. ("A&B"), to Burns Philp on December 12, 1996. As a result, the operations of A&B are included in the financial statements through that date. The decision to sell A&B to Burns Philip was made by the Company's Board of Directors in 1996. At that time directors unaffiliated with Burns Philp constituted a majority of the Board of Directors. The Board's decision was based upon its view that the Company's resources would be more profitably employed in pursuing the development and/or acquisition of other products or businesses and that such development and acquisitions would be facilitated by the cash proceeds of the sale of A&B. After the sale, Burns Philip owned approximately 40% of the Company's Common Stock.

On August 11, 1997, the Company acquired the entire beneficial interest in Nutrition 21 ("N21"), a limited partnership. Nutrition 21 is engaged in the business of developing, producing, and marketing proprietary nutrition products and dietary supplements. Currently N21's primary product is chromium picolinate, which is marketed under the registered trademark "Chromax." N21 has an exclusive license from the United States Department of Agriculture ("USDA") for the duration of a patent which covers the composition of chromium picolinate and its uses. This patent expires on August 8, 2000. The USDA license grants N21 the exclusive right to manufacture use, and sell chromium picolinate in the United States. N21 also owns U.S. Patents expiring in 2009, relating to chromium picolinate treatments for reducing hyperglycemia and stabilizing the level of serum glucose, for preventing undesirable high levels of blood serum lipids, and for increasing lean body mass and reducing body fat, and other patents relating to, among other things, magnesium taurate treatments of cardiac conditions.

Cost of sales includes both direct and indirect manufacturing costs. Marketing and sales expenses include salaries, third party fees, royalties and all other costs associated with selling the Company's products. Research and development expenses include internal expenditures as well as expenses associated with third party collaborators. General and administrative expenses include salaries, overheads, third party fees and expenses, and costs that are not associated with selling the Company's products or research and development. Depreciation and amortization include the depreciation of the companies property, plant and equipment and the amortization of goodwill, patent costs and other intangible assets. The Company amortizes goodwill over fifteen years and it amortizes all other intangible assets over their useful economic lives, which range from three to fifteen years.


Results of Operations

Revenues

Revenues for the quarter increased from the corresponding period in 1996 by 38% to $5.8 million, and for the six month period by 5% to $9.0 million. These increases in revenues are a result primarily of the acquisition of N21. The increase in revenue from the acquisition of N21 is partially offset by the decline in revenues from other products. Revenues also reflect the absence of the Company's food preservative business which was discontinued during the quarter ended December 31, 1996 (See Note H).

Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations


Cost of goods sold

Gross profit for the Company as a percentage of net revenues was 88% for the quarter and 85% for the six months ended December 31, 1997, compared to 72% for the quarter and 57% for the six months ended December 31, 1996. This increase in gross profits reflects a sales mix which includes the higher margin N21 products for the

A&B products for the quarter and the six months ended December 31, 1996. N21 products had a gross profit percentage of net revenues of approximately 91% for the quarter and six months ended December 31, 1997, while A&B had a gross profit as a percentage of net revenues of approximately 61% for the quarter and 52% for the six months ended December 31, 1996.

Marketing and sales expenses

Marketing and sales expenses decreased $1.3 million or 45% for the quarter and $3.0 million or 50% for the six months ended December 31, 1997, compared to the quarter and six months ended December 31, 1996. The decrease is primarily due to lower spending on Cardia Salt Alternative and Wipe Out Dairy Wipes. Combined spending on these products declined for the quarter and six months ended December 31, 1997 by $1.9 million and $3.7 million respectively.

Research and development costs

Research costs decreased $25 thousand (2%) in the quarter and $930 thousand (37%) in the six month period compared to the same periods last year. This decrease is due to the Company's decision to only fund research activities that are focused on achieving drug development milestones.

General and administrative expenses ("G&A")

G&A expenses decreased $0.2 million or 15% for the quarter and $0.4 million or 15% for the six months ended December 31, 1997, compared to the quarter and six months ended December 31, 1996. These decreases are largely due to due to the absence of A&B for the quarter (a decrease of $0.4 million) and six months (a decrease of $0.6 million).

Depreciation and amortization

The increase in depreciation and amortization for the three and six month period ended December 31, 1997 was caused by the amortization of the goodwill and other intangible assets associated with the acquisition of N21.

Operating income (loss)

The Company recorded operating income of $0.6 million in the quarter ended December 31, 1997, compared with a loss of $2.7 million in the quarter ended December 31, 1996. In the six months ended December 31, 1997, the Company recorded an operating loss of $0.1 million, compared with a loss of $7.1 million in the six months ended December 31, 1996. The decline in the operating loss is mainly due to the decrease in spending and the increase in gross profits attributable to the acquisition of N21.

Income/(loss) before tax expense

The Company recorded income before tax expenses of $0.5 million in the quarter ended December 31, 1997, compared with income of $7.0 million in the quarter ended December 31, 1996. In the six months ended December 31, 1997, the Company recorded a loss before tax expense of $0.2 million, compared with income of $2.6 million in the six months ended December 31, 1996. The income in 1996 was due to the gain on the sale of A&B which occurred on December 12, 1996 (See Note H).

Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations


Tax expense

The Company's tax expense for the quarter and in the six months is a result of taxes on the profits of N21 in the state of California.

Quarterly Variations

On a quarter-to-quarter basis, the Company's sales and income may vary widely, as a result of various factors, including, for example, customers placing orders in anticipation of a price increase and customers adjusting finished goods inventory levels. As a result, the Company may report sales increases or declines and/or income gains or losses for a particular quarter that may not reflect end-customer usage of the Company's products.

Liquidity and capital resources

As of December 31, 1997, the Company had working capital of $1.1 million, which included cash and cash equivalents of $0.5 million. On June 30, 1997, working capital was $7.1 million, which included cash and cash equivalents of $8.6 million.

As of December 31, 1997 the Company had a loan balance of $3.9 million with State Street Bank. The Company had originally borrowed $3.3 million from State Street to fund the acquisition of N21. At December 31, 1997 , the Company refinanced the loan with State Street. Under the revised terms the Company now has a $2.8 million term loan which is amortized over a 30 month period, at an interest rate at the bank's prime rate plus one percent. The bank also continues to provide a revolving credit line of up to $4 million, and any amount borrowed under this facility is not due until June 30, 2000. The Company has borrowed approximately $1.1 million under this line of credit as of December 31, 1997.

As a result of the sale of A&B, the Company experienced a significant decline in revenues during the latter part of fiscal 1997. This loss of revenues also contributed to the increase in the operating loss to $16.6 million in fiscal 1997, compared with an operating loss of $4.6 million in fiscal 1996. A&B generated cash flows of $0.5 million and $3.1 million in fiscal 1997 and fiscal 1996, respectively. The sale of A&B did generate cash proceeds of $13.5 million which provided adequately for the Company's short-term capital requirements. The Company has only recently reinvested the proceeds from this sale into the acquisition of N21, which has thus far generated revenues greater than those lost as a result of the sale of A&B.

In connection with the sale of A&B, Burns Philp provided the Company with a revolving credit line of up to $2.5 million that could be forgiven under certain circumstances related to the performance of the Nisaplin food preservative business through June 30, 1999. Borrowings under this credit line will accrue interest at a rate equal to the prime rate set from time to time by Citibank. To date the Company has not borrowed any amounts under this credit line, nor is it determinable at this time whether the future performance of the food preservative business would result in the forgiveness of any debt.

With respect to the acquisition of N21, the Company expects that as of fiscal year-end June 30, 1998, the Company will owe the former partners of Nutrition 21 a contingent payment of $2.5 million (see Note B). As of December 31, 1997 the Company has accrued $575 thousand towards that expected contingent payment. The Company believes that it will be able to use cash generated from operations or its short term revolving line of credit to satisfy the contingent payment obligation. The ability to satisfy the contingent payment obligation will be a significant factor in the Company's ability to maintain an adequate level of cash flow.

The Company anticipates a continued decline in spending as it seeks to find pharmaceutical partners to fund research and development and it has eliminated expenditures that are not critical to the process of generating sales. The Company may report operating income during the fiscal year ending June 30, 1998 as a result of the aforementioned expense reduction combined with operating income provided from the recent acquisition of N21 in August 1997.

Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations


After the acquisition of N21, the Company's two primary sources of financing are cash generated from continuing operations and the State Street revolving line of credit. The revolving line of credit was originally obtained as part of the financing for the N21 acquisition. The availability under this revolving line of credit is based on the Company's accounts receivable and inventory. At December 31, 1997 approximately $1.1 million had been drawn down on this line. The Company believes that cash generated from operations or the amounts available under the line of credit will provide sufficient liquidity to fund operations.

Year 2000 compliance

The Company is currently analyzing the potential impact of the Year 2000 on the processing of date sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather then four) to define an applicable year. The Company's general ledger system, Great Plains Dynamics, is currently Year 2000 compliant. The Company is studying the impact of the Year 2000 problem on other aspects of its business and as of December 31, 1997 this impact on the future financial position, operating results, and cash flows of the Company is not determinable.


Inflation and prevailing economic conditions

The Company does not believe inflation has had a significant impact on the Company's operations.

The Company does not believe exchange rates have had a significant impact on the Company's operations.

Seasonality

The Company does not believe there is any significant seasonal effect on the Company's operations. There may be variations between quarters due to other factors. See "Quarterly Variations."

Recently issued accounting standards

In April 1997, the FASB issued SFAS number 130 "Reporting Comprehensive Income" and SFAS number 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers.

These statements are effective for financial statements for both interim and annual periods ending after December 31, 1997. It is not expected that the adoption of these statements will have a material impact on the Company's financial position or operating results.

                          PART II - OTHER INFORMATION



Item 6 - Exhibits and Report on Form 8-K


Exhibit 27 - Financial Data Schedule


The Company filed reports on Form 8-K/A and Form 8-K/A2 relating to the purchase of Nutrition 21 on October 22 and December 19, 1997, respectively.

The Company filed reports on Form 8-K/A and Form 8-K/A2 relating to the sale of its Aplin and Barrett subsidiary on November 6 and December 19, 1997, respectively.

                             AMBI INC.& SUBSIDIARY

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                      AMBI INC.
                                                     Registrant



Date: February 17, 1998            By:   /s/ Fredric D. Price
                                         -------------------------------------
                                         Fredric D. Price
                                         President and Chief Executive Officer